Exhibit 99.2

Steven C. Voorhees Chief Executive Officer 504 Thrasher Street Norcross, GA 30071 Direct: 678-291-7540 steve.voorhees@westrock.com

December 12, 2016

Robert A. Feeser
208 Hathaway Road

Richmond, VA  23221

Re: Letter Agreements dated June 30, 2015 and March 14, 2016

Dear Bob:

On June 30, 2015, we entered into a letter agreement (the “First Letter Agreement”), pursuant to which (a) we confirmed that your Amended and Restated Employment Agreement with MeadWestvaco Corporation dated as of January 1, 2008 (the “CIC Agreement”) would remain in full force and effect for the period through July 1, 2017, the second anniversary of the Closing Date of the merger of MeadWestvaco Corporation and Rock-Tenn Company and (b) we agreed that as a result of the change in your duties, responsibilities and authority following the Closing Date, a Good Reason (as defined in the CIC Agreement) event shall have occurred as of the Closing Date and that upon the termination of your employment for any reason (other than a termination for Cause (as defined in the CIC Agreement)) during the period ending July 1, 2016 you would be entitled to the payments and benefits due to you under the CIC Agreement, subject to the terms and conditions of such CIC Agreement.

On March 14, 2016, we entered into a letter agreement (the “Second Letter Agreement”), pursuant to which we agreed to extend the termination provision of the First Letter Agreement from July 1, 2016 to July 1, 2017.

On September 8, 2016, you were named President of our Consumer Packaging segment.

In consideration for your agreement to terminate the Second Letter Agreement effective immediately, we will provide you with up to three years of additional pension accrual for age and service under the Retirement Plan and the Excess Plan as described in Section 6 (ii) of the CIC Agreement, depending on when you retire. The benefit contemplated under this paragraph will be paid out after your retirement in accordance with the terms of Section 6(ii) of the CIC Agreement. If you retire before July 2, 2017 or after December 31, 2020, you will not receive any additional pension accrual. Upon your retirement at any time after July 2, 2017, but before December 31, 2020 (the date on which all pension accruals will cease under the Retirement and Excess Plans), you will be credited with up to three years of additional age and service, capped by the years of service and age that you have attained if you had continued your employment through December 31, 2020: The estimated value of this additional accrual is shown below:

Retirement Date	Additional Age and Service	Estimated Value
7/02/2017	3 years	$2.1 million
12/31/2017	3 years	$2.1 million
6/30/2018	2.5 years	$1.7 million
6/30/2019	1.5 years	$1.0 million
6/30/2020	.5 years	$0.3 million

Robert A. Feeser
December 12, 2016

Retirement Date	Additional Age and Service	Estimated Value
12/31/2020	0 years	No additional value

If you retire on a date that falls between two dates shown in the column titled “Retirement Date”, the value of the additional pension accrual will fall between the two estimated values shown above based on when you retire.

For the avoidance of doubt, this letter agreement replaces and supersedes the Second Additional Agreement, which is null and void.

The other terms of the First Letter Agreement remain in full force and effect.

Capitalized terms used in this letter agreement but not defined in this letter agreement have the meanings assigned to them in the CIC Agreement

WESTROCK COMPANY

By:	/s/ Steven C. Voorhees
Steven C. Voorhees
Chief Executive Officer and President

Agreed and Acknowledged

/s/ Robert A. Feeser
Robert A. Feeser